GAMING AND LEISURE PROPERTIES, INC.
PERFORMANCE RESTRICTED STOCK AWARD TERMS – NNN PEERS
FOR AWARDS ISSUED IN 2026
All Restricted Stock is subject to the provisions of the Amended and Restated 2013 Long-Term Incentive Compensation Plan (the “Plan”) and any rules and regulations established by the Compensation Committee of the Board of Directors of Gaming and Leisure Properties, Inc. A copy of the Plan is available on the Merrill Lynch website under Document Library/Plan Documents. Unless specifically defined herein, words used herein with initial capitalized letters are defined in the Plan.
The terms provided herein are applicable to Performance Restricted Stock Awards based on the NNN Peer Group (as defined below) issued in 2026. Different terms may apply to any prior or future awards under the Plan.
I.DEFINITIONS
For purposes of a Performance Restricted Stock Award, the following terms shall have the meanings set forth:
A.“Initial Share Price” means, for the Company and for the Peer Group companies, the closing stock price for the last trading day preceding the start of the applicable Performance Period.
B.“Final Share Price” means, for the Company and for the Peer Group companies, the closing stock price for the last trading day preceding the end of the applicable Performance Period.
C.“Peer Group” means the following companies which have been identified to be triple net real estate investment trusts:

Agree Realty Corporation	Medical Properties Trust
Alexandria Real Estate Equities	National Health Investors. Inc.
Broadstone Net Lease	NETSTREIT Corp.
Care Trust REIT, Inc.	NNN REIT Inc.
EPR Properties	Omega Healthcare Investors, Inc.
Essential Properties Trust Inc.	Realty Income Corporation
Four Corners Property Trust, Inc.	Sabra Health Care REIT Inc.
Gaming and Leisure Properties, Inc.	Safehold Inc.
Getty Realty Corp.	Sila Realty Trust, Inc.
Global Net Lease, Inc.	STAG Industrial, Inc.
LTC Properties, Inc.	VICI Properties Inc.
LXP Industrial Trust	W. P. Carey Inc.
D.
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E.Provided that if a constituent company(s) in the Peer Group ceases to be actively traded, due, for example, to merger or bankruptcy, or the Compensation Committee otherwise reasonably determines that is no longer suitable for the purposes of this Award Agreement, then such company(s) shall not be included in the Peer Group.
F.“Performance Period” means the three-year period beginning on January 1 of the calendar year with respect to which this Performance Restricted Stock Award is granted and ending on December 31 of the third year, provided that a Performance Period shall end immediately upon the date on which a Change in Control shall be effective.
G.“Total Shareholder Return,” or “TSR” means, for the Company and for the Peer Group companies, the Final Share Price minus the Initial Share Price, plus any dividends (ordinary and special) paid during the applicable Performance Period. All dividends are assumed to be reinvested in the stock.
II.PAYMENT FOR SHARES
There is no exercise price or other payment required in exchange for a Performance Restricted Stock Award.
III.FORFEITURE/LAPSE OF RESTRICTIONS
The Compensation Committee will determine the percentage of each Performance Restricted Stock Award with respect to which restrictions will lapse based on the achievement of the following TSR thresholds as compared to the Peer Group during the applicable Performance Period:

Achievement Level Percentage Earned Peer Group Percentile of Maximum Below 25th 0% 50th 50% 75th or Above 100%

Restrictions on Performance Restricted Stock Awards will lapse on a linear basis between achievement levels. Notwithstanding the foregoing, in the event that the Company’s TSR for the Performance Period is negative, the maximum Percentage Earned for a Performance Restricted Stock Award will be 50%.
Performance Restricted Stock Awards are subject to forfeiture until lapse of such forfeiture restrictions determined at the conclusion of the applicable Performance Period. Any shares with restrictions that do not lapse at the end of the applicable Performance Period will be forfeited. In addition, in the event of a Holder’s death, disability, retirement or other termination of employment or service, the forfeiture restrictions on a Performance Restricted Stock Award shall lapse and/or shares of Restricted Stock forfeited as follows:
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A.Death and Disability: The Holder or such Holder’s estate, as applicable, will be entitled to receive the percentage of a Performance Restricted Stock Award determined at the end of the applicable Performance Period as if such Holder were still employed at the end of the applicable Performance Period.
B.Termination without Cause or by Holder for Retirement: The Holder will be entitled to receive the percentage of a Performance Restricted Stock Award determined at the end of the applicable Performance Period multiplied by a fraction, the numerator of which equals the number of days during such Performance Period that such Holder was actively employed by, or providing services to, the Company, and the denominator of which equals the total days in the applicable Performance Period.
C.Termination for Cause or by Holder other than Retirement: All shares subject to the Performance Restricted Stock Award will be forfeited and the underlying Restricted Stock will immediately revert to the Company. A Holder will receive no payment for shares of Restricted Stock that are forfeited.
D.Change of Control (as defined in the Plan): Subject to Article XIII of the Plan, the ending date of the applicable Performance Period will be established as the effective date of the Change of Control and the lapsing of restrictions will be determined as of such date; provided that the minimum Percentage Earned for a Performance Restricted Stock Award in the event of a Change of Control will be 50%.
The “lapse” of forfeiture restrictions means that the common stock subject to the Award shall, thereafter, be fully transferable by the Holder, subject to compliance with Section VII of this Award Agreement. Until the lapse of such forfeiture restrictions a Holder may not sell, transfer, pledge or otherwise dispose of the shares of common stock subject to a Performance Restricted Stock Award. There are no additional events or occurrences that shall lead to lapse of any forfeiture restrictions on this Award.
The term “Cause” shall be as defined in the Holder’s employment agreement or, if such Holder does not have an employment agreement with the Company or such term is otherwise not defined, such term shall mean (i) Holder shall have been convicted of, or pled guilty or nolo contendere to, a felony or any misdemeanor involving allegations of fraud, embezzlement, theft or dishonesty against the Company; (ii) Holder is found to be an Unsuitable Person as defined in the Plan; (iii) Holder engages in wrongful disclosure of confidential information or otherwise engages in competition with the Company; or (iv) the Company’s reasonable determination of Holder’s willful misconduct in the performance of such Holder’s duties with the Company (other than any such failure resulting from incapacity due to physical disability or mental illness); or (v) the Company’s reasonable determination of Holder’s willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.
IV.LEAVES OF ABSENCE
For purposes of a Performance Restricted Stock Award, service as an employee does not automatically terminate with a leave of absence. Please refer to Section 12.12 of the Plan for the impact of a leave of absence.
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V.STOCK CERTIFICATES
The common stock issued at the end of a Performance Period, if any, will be in the form of uncertificated shares. During the Restricted Period the shares of common stock underlying a Performance Restricted Stock Award will be held by the Company.

VI.VOTING AND DIVIDEND RIGHTS
A Holder of Performance Restricted Stock Awards may NOT vote the underlying Restricted Stock and will NOT receive any dividends paid with respect to such shares Restricted Stock until the lapse of forfeiture restrictions, at which time such Holder will receive dividends accruing during the applicable Performance Period on the shares with respect to which the restrictions lapse (in the form of additional shares).

VII.WITHHOLDING TAXES
No evidence of shares of common stock will be released or issued to a Holder at the end of a Performance Period unless such Holder has made arrangements, acceptable to the Company, to pay any withholding taxes that may be due as a result of the lapse of the forfeiture restrictions. In accordance with the Plan, a Holder is authorized to make payment of any such withholding tax in cash, by payroll deduction, by authorizing the Company to withhold shares of common stock from an applicable Award or by surrendering to the Company shares of common stock that already owned by such Holder. In the event a Holder elects to authorize the Company to withhold shares of common stock from an Award, such Holder can only authorize the retention of shares of common stock equal to the minimum tax withholding obligation. The fair market value of the shares of common stock retained by the Company or surrendered by a Holder shall be determined in accordance with the Plan as of the date the tax obligation arises.

VIII.NO RIGHT TO CONTINUED SERVICE
A Performance Restricted Stock Award does not give a Holder the right to continue in service with the Company in any capacity. The Company reserves the right to terminate a Holder’s services at any time, with or without cause, subject to any employment agreement or other contract.

IX.ADJUSTMENTS
In the event of a stock split, a stock dividend or a similar change in the common stock, the number of shares of Restricted Stock subject to a Performance Restricted Stock Award that remain subject to forfeiture will be adjusted accordingly.

This Award Agreement and the Plan constitute the entire understanding between a Holder and the Company regarding a Performance Restricted Stock Award.

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